Exhibit 99.1

Entegris Announces Appointment of Sukhi Nagesh as Chief Financial Officer

Mr. Nagesh Brings Extensive Financial and Corporate Strategy and Development Experience in the Semiconductor Industry

BILLERICA, Mass. – Entegris, Inc. (NASDAQ: ENTG), a leading supplier of critical advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the appointment of Sukhi Nagesh as the Company’s Chief Financial Officer (“CFO”), effective May 18, 2026.

Mr. Nagesh has nearly 30 years of leadership experience in finance, investor relations, and corporate strategy and development roles at semiconductor and technology companies. He joins Entegris from Nielsen where he currently serves as Head of Corporate Development and M&A, responsible for leading M&A strategy, planning and execution. Previously, Mr. Nagesh served as Vice President of Corporate Development, Strategy and Investor Relations at GlobalFoundries, a leading manufacturer of semiconductors. There, he supported the company’s landmark IPO, managed investor and analyst communications, executed major strategic transactions and partnered cross‑functionally to drive transformation and growth. Mr. Nagesh also previously served in various leadership roles of increasing responsibility across finance, investor relations and corporate development at Marvell Technology, a leading semiconductor solutions company, as well as in engineering and managerial roles at other semiconductor leaders, including Applied Materials, Brooks Automation and Asyst Technologies.

“Having worked closely with Sukhi in the past, I am intimately familiar with his financial acumen, results-driven mindset and deep understanding of our industry,” said Dave Reeder, Entegris’ President and Chief Executive Officer. “His appointment follows a rigorous search process, and I am confident that Sukhi is an excellent fit for the CFO role. His industry experience and track record of disciplined execution and value creation will be instrumental as we continue to drive operational excellence and build on Entegris’ strong foundation for the future.”

“Entegris is an established industry leader, and I am excited to join this world-class organization at such a pivotal time for the Company,” said Mr. Nagesh. “I have long admired Entegris’ science-based solutions and leading innovation capabilities, and I am excited about the opportunities ahead. I look forward to partnering with Dave and the entire leadership team to continue driving growth and delivering value for all Entegris stakeholders.”

Mike Sauer, who has served as Interim CFO since March 1, 2026, will continue in his role as VP, Chief Accounting Officer.

Mr. Reeder continued, “I would also like to thank Mike for his partnership as he seamlessly stepped into the Interim CFO role during the search process. I look forward to continuing to work closely with him as he continues in his role as CAO.”

ABOUT ENTEGRIS

Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 7,700 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at www.entegris.com.

Entegris, Inc.
Jeffrey Schnell
Vice President, Investor Relations
+ 1 201-207-3029
Jeffrey.schnell@entegris.com